Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 (Post-effective amendment No. 6) of our report dated April 27, 2017 relating to the consolidated financial statements of Boxlight Corporation as of December 31, 2016 and 2015 and for the years then ended and our report dated May 13, 2016, except for the effects of the restatements as to which the date is July 8, 2016, relating to the combined financial statements of Boxlight, Inc., Boxlight Latinoamerica, S.A. DE C.V. and Boxlight Latinoamerica Servicios, S.A. DE C.V. as of December 31, 2015 and 2014 and for the years then ended. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
August 28, 2017